Exhibit 99.1

Contact: Scott Shipley Investor Relations Lennar Corporation (305) 485-2054

FOR IMMEDIATE RELEASE

Lennar Reports Second Quarter Results

•	Revenues of $891.9 million – down 21%

•

Loss per share of $0.76 (includes a $0.38 per share charge related to valuation adjustments and other write-offs; and a $0.27 per share charge related to a non-cash deferred tax asset valuation allowance)

•	Gross margin on home sales:

•	14.0% (excluding SFAS 144 valuation adjustments of $34.6 million) – down 190 basis points

•	9.6% (including SFAS 144 valuation adjustments) – up 90 basis points

•	S,G&A expenses as a % of revenues from home sales of 14.3%

•	Improved 110 basis points from Q2 2008

•	Improved 510 basis points from Q1 2009

•	Homebuilding cash of $1.4 billion and no outstanding borrowings under the Company’s credit facility

•	Retired $281 million of 7 5/8% senior notes due in March 2009

•	Issued $400 million of 12.25% senior notes due 2017

•	Issued 12.8 million shares for $126.3 million under an equity draw-down program

•	Homebuilding debt to total capital, net of homebuilding cash, of 32.9%

•	Maximum recourse indebtedness related to the Company’s unconsolidated entities of $422.4 million – reduced $51.6 million since Q1 2009

•	Deliveries of 3,149 homes – down 18% from Q2 2008; up 47% from Q1 2009

•	New orders of 3,564 homes – down 19% from Q2 2008; up 63% from Q1 2009

•	Backlog of 2,062 homes – down 48% from Q2 2008; up 25% from Q1 2009

•	Cancellation rate of 15% – compared to 22% in Q2 2008 and 21% in Q1 2009

Miami, June 25, 2009 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its second quarter ended May 31, 2009. Second quarter net loss in 2009 was $125.2 million, or $0.76 per diluted share, compared to second quarter net loss of $120.9 million, or $0.76 per diluted share, in 2008.

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Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “During the second quarter, the housing market experienced an uptick in sales of new homes, compared to the first quarter, as more confident homebuyers took advantage of increased affordability. Declining home prices, historically low interest rates and government stimulus programs, such as the $8,000 federal tax credit and the $10,000 California state tax credit, created unique purchasing opportunities and made it more compelling for homebuyers to enter the market. While we are sensing pent-up demand in the market, rising unemployment, increased foreclosures and tighter credit standards continue to present challenges for the industry to generate sales at a more robust pace and at stabilized pricing. This combined with a recent spike in mortgage rates has made it difficult to predict when the market will ultimately turn the corner.”

Mr. Miller continued, “During the second quarter, we strategically focused on further enhancing our liquidity position as we ended the quarter with $1.4 billion in cash and a responsible homebuilding debt-to-total capital ratio, net of homebuilding cash, of 32.9%. We generated liquidity by reducing our completed, unsold inventory by 53% to 626 homes from 1,321 homes at February 28, 2009. We also issued $400 million of senior notes, retired $281 million of senior notes and generated proceeds of $126 million from the issuance of common stock under an equity draw-down program.”

“We continue to focus on returning to profitability. We have made significant progress on right-sizing our business and have aggressively reduced our overhead structure. This was evident by a 510 basis point improvement in S,G&A expenses as a percentage of home sales, compared to the first quarter of 2009. In addition, we have made great strides in lowering our construction costs and repositioning our product offering to target first-time and value-focused homebuyers. More efficient, smaller plans have been very well received by our customers and continue to represent an increased percentage of our deliveries.”

Mr. Miller concluded, “As we continue our intense focus on rebuilding homebuilding profitability and on cash generation, we are well positioned with a strong balance sheet to navigate the current market and to take advantage of opportunities as they present themselves.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED MAY 31, 2009 COMPARED TO

THREE MONTHS ENDED MAY 31, 2008

Homebuilding

Revenues from home sales decreased 23% in the second quarter of 2009 to $788.6 million from $1,018.9 million in 2008. Revenues were lower primarily due to a 16% decrease in the number of home deliveries, excluding unconsolidated entities, and an 8% decrease in the average sales price of homes delivered in 2009. New home deliveries, excluding unconsolidated entities, decreased to 3,138 homes in the second quarter of 2009 from 3,729 homes last year. In the second quarter of 2009, new home deliveries were lower in each of the Company’s homebuilding segments and Homebuilding Other, compared to 2008. The average sales price of homes delivered decreased to $251,000 in the second quarter of 2009 from $274,000 in the same period last year, primarily due to reduced pricing. Sales incentives offered to homebuyers were $52,600 per home delivered in the second quarter of 2009, compared to $48,700 per home delivered in the same period last year.

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Gross margins on home sales were $76.1 million, or 9.6%, in the second quarter of 2009, which included $34.6 million of SFAS 144 valuation adjustments, compared to gross margins on home sales of $88.4 million, or 8.7%, in the second quarter of 2008, which included $73.6 million of SFAS 144 valuation adjustments. Gross margins on home sales excluding SFAS 144 valuation adjustments were $110.7 million, or 14.0%, in the second quarter of 2009, compared to $162.0 million, or 15.9%, in 2008. Gross margin percentage on home sales, excluding SFAS 144 valuation adjustments, decreased compared to last year primarily due to higher sales incentives offered to homebuyers as a percentage of revenues from home sales as the Company focused on reducing its completed, unsold inventory. Gross margins on home sales excluding SFAS 144 valuation adjustments is a non-GAAP financial measure (please refer to the Non-GAAP Financial Measure section within this release).

Selling, general and administrative expenses were reduced by $44.4 million, or 28%, in the second quarter of 2009, compared to the same period last year, primarily due to reductions in associate headcount, variable selling expenses and fixed costs. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 14.3% in the second quarter of 2009, from 15.4% in 2008.

Gross profits on land sales totaled $2.4 million in the second quarter of 2009, net of $5.6 million of SFAS 144 valuation adjustments and $1.8 million of write-offs of deposits and pre-acquisition costs related to homesites under option that the Company does not intend to purchase. In the second quarter of 2008, losses on land sales totaled $5.4 million, which included $2.1 million of SFAS 144 valuation adjustments and $6.6 million of write-offs of deposits and pre-acquisition costs related to homesites that were under option.

Equity in loss from unconsolidated entities was $59.9 million in the second quarter of 2009, which included $50.1 million of SFAS 144 valuation adjustments related to assets of unconsolidated entities in which the Company has investments, compared to equity in loss from unconsolidated entities of $18.9 million in the second quarter of 2008, which included $8.0 million of SFAS 144 valuation adjustments related to assets of unconsolidated entities in which the Company has investments.

Other income (expense), net, totaled ($22.5) million in the second quarter of 2009, which included $7.0 million of APB 18 valuation adjustments to the Company’s investments in unconsolidated entities, compared to other income (expense), net, of ($47.9) million in the second quarter of 2008, which included $46.9 million of APB 18 valuation adjustments to the Company’s investments in unconsolidated entities.

Minority interest income, net was $6.5 million and $0.2 million, respectively, in the second quarter of 2009 and 2008.

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Sales of land, equity in loss from unconsolidated entities, other income (expense), net and minority interest income, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating earnings for the Financial Services segment was $16.5 million in the second quarter of 2009, compared to an operating loss of $3.0 million in the same period last year. Improved consumer confidence and lower interest rates resulted in increased volume and a higher profit per transaction in the segment. The segment was also able to leverage lower fixed costs as a result of its successful cost reduction initiatives implemented throughout the downturn.

Corporate General and Administrative Expenses

Corporate general and administrative expenses as a percentage of total revenues increased to 3.4% in the second quarter of 2009, from 2.6% in 2008, primarily due to lower revenues.

Deferred Tax Asset Valuation Allowance

SFAS 109 requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on available evidence, it is more likely than not that such assets will not be realized. As a result of its net loss during the three months ended May 31, 2009, the Company generated deferred tax assets of $44.4 million and recorded a non-cash valuation allowance in accordance with SFAS 109 against the entire amount of deferred tax assets generated.

Debt Repurchase/Debt Issuance

In March 2009, the Company retired its $281 million 7 5/8% senior notes due March 2009 for 100% of the outstanding principal amount, plus accrued interest as of the maturity date.

In April 2009, the Company issued $400 million of 12.25% senior notes due 2017 in a private placement under SEC Rule 144A.

Equity Draw-down Program

As of May 31, 2009, the Company issued a total of 12.8 million common shares of its Class A common stock under an equity offering for gross proceeds of $126.3 million, or $9.86 per share. The Company is authorized to sell shares for up to $275 million under the equity offering. The Company will use the proceeds from the equity offering for general corporate purposes.

SIX MONTHS ENDED MAY 31, 2009 COMPARED TO

SIX MONTHS ENDED MAY 31, 2008

Homebuilding

Revenues from home sales decreased 33% in the six months ended May 31, 2009 to $1.3 billion from $2.0 billion in 2008. Revenues were lower primarily due to a 26% decrease in the number of home deliveries, excluding unconsolidated entities, and a 10% decrease in the average sales price of homes delivered in 2009.

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New home deliveries, excluding unconsolidated entities, decreased to 5,274 homes in the six months ended May 31, 2009 from 7,166 homes last year. In the six months ended May 31, 2009, new home deliveries were lower in each of the Company’s homebuilding segments and Homebuilding Other, compared to 2008. The average sales price of homes delivered decreased to $248,000 in the six months ended May 31, 2009 from $276,000 in 2008, primarily due to reduced pricing. Sales incentives offered to homebuyers were $51,800 per home delivered in 2009, compared to $48,400 per home delivered in 2008.

Gross margins on home sales were $110.3 million, or 8.4%, in the six months ended May 31, 2009, which included $75.3 million of SFAS 144 valuation adjustments, compared to gross margins on home sales of $225.1 million, or 11.4%, in the six months ended May 31, 2008, which included $99.8 million of SFAS 144 valuation adjustments. Gross margins on home sales excluding SFAS 144 valuation adjustments were $185.6 million, or 14.2%, in the six months ended May 31, 2009, compared to $324.9 million, or 16.5%, in 2008. Gross margin percentage on home sales, excluding SFAS 144 valuation adjustments, decreased compared to last year, primarily due to higher sales incentives offered to homebuyers as a percentage of revenues from home sales as the Company focused on reducing its completed, unsold inventory. Gross margins on home sales excluding SFAS 144 valuation adjustments is a non-GAAP financial measure (please refer to the Non-GAAP Financial Measure section within this release).

Selling, general and administrative expenses were reduced by $118.3 million, or 36%, in the six months ended May 31, 2009, compared to the same period last year, primarily due to reductions in associate headcount, variable selling expenses and fixed costs. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 16.3% in the six months ended May 31, 2009, from 16.8% in 2008.

Losses on land sales totaled $8.1 million in the six months ended May 31, 2009, which included $5.8 million of SFAS 144 valuation adjustments and $12.1 million of write-offs of deposits and pre-acquisition costs related to homesites under option that the Company does not intend to purchase. In the six months ended May 31, 2008, losses on land sales totaled $31.9 million, which included $17.6 million of SFAS 144 valuation adjustments and $23.4 million of write-offs of deposits and pre-acquisition costs related to homesites that were under option.

Equity in loss from unconsolidated entities was $62.8 million in the six months ended May 31, 2009, which included $50.1 million of SFAS 144 valuation adjustments related to assets of unconsolidated entities in which the Company has investments, compared to equity in loss from unconsolidated entities of $41.9 million in the six months ended May 31, 2008, which included $26.9 million of SFAS 144 valuation adjustments related to assets of unconsolidated entities in which the Company has investments.

Other income (expense), net, totaled ($70.4) million in the six months ended May 31, 2009, which included $44.2 million of APB 18 valuation adjustments to the Company’s investments in unconsolidated entities, compared to other income (expense), net, of ($69.7) million in the six months ended May 31, 2008, which included $76.5 million of APB 18 valuation adjustments to the Company’s investments in unconsolidated entities.

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Minority interest income (expense), net totaled $8.3 million and ($16) thousand, respectively, in the six months ended May 31, 2009 and 2008.

Sales of land, equity in loss from unconsolidated entities, other income (expense), net and minority interest income (expense), net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating earnings for the Financial Services segment were $17.0 million in the six months ended May 31, 2009, compared to an operating loss of $12.7 million in the same period last year. Improved consumer confidence and lower interest rates resulted in increased volume and a higher profit per transaction in the segment. The segment was also able to leverage lower fixed costs as a result of its successful cost reduction initiatives implemented throughout the downturn.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were reduced by $6.1 million, or 10%, for the six months ended May 31, 2009, compared to the same period last year. As a percentage of total revenues, corporate general and administrative expenses increased to 3.9% in the six months ended May 31, 2009, from 2.9% in the same period last year, due to lower revenues.

Deferred Tax Asset Valuation Allowance

SFAS 109 requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on available evidence, it is more likely than not that such assets will not be realized. As a result of its net loss during the six months ended May 31, 2009, the Company generated deferred tax assets of $102.2 million and recorded a non-cash valuation allowance in accordance with SFAS 109 against the entire amount of deferred tax assets generated.

Non-GAAP Financial Measure

Gross margins on home sales excluding SFAS 144 valuation adjustments is a non-GAAP financial measure, and is defined by the Company as sales of homes revenue less costs of homes sold excluding SFAS 144 valuation adjustments recorded during the period. Management finds this to be an important and useful measure in evaluating the Company’s performance because it discloses the profit the Company generates on homes it actually delivered during the period, as the Company’s SFAS 144 valuation adjustments relate to inventory that it did not deliver during the period. Gross margins on home sales excluding SFAS 144 valuation adjustments also is important to management, because it assists management in making strategic decisions regarding the Company’s construction pace, product mix and product pricing based upon the profitability the Company generated on homes it actually delivered during previous periods. The Company believes investors also find gross margins on home sales excluding SFAS 144 valuation adjustments to be important and useful because it discloses a profitability measure on homes the Company actually delivered in a period that can be compared to the profitability on homes the Company delivered in a prior period without regard to the variability of SFAS 144 valuation adjustments recorded from period to period. In addition, to the extent that the Company’s

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competitors provide similar information, disclosure of the Company’s gross margins on home sales excluding SFAS 144 valuation adjustments helps readers of the Company’s financial statements compare the Company’s ability to generate profits with regard to the homes it delivers in a period to its competitors’ ability to generate profits with regard to the homes they deliver in the same period.

Although management finds gross margins on home sales excluding SFAS 144 valuation adjustments to be an important measure in conducting and evaluating the Company’s operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. This is because it excludes charges the Company recorded, in accordance with SFAS 144, relating to inventory that was impaired during the period. In addition, because gross margins on home sales excluding SFAS 144 valuation adjustments is a financial measure that is not calculated in accordance with GAAP, it may not be completely comparable to similarly titled measures of the Company’s competitors due to differences in methods of calculation and charges being excluded. Management compensates for the limitations of using gross margins on home sales excluding SFAS 144 valuation adjustments by using this non-GAAP measure only to supplement the Company’s GAAP results in order to provide a more complete understanding of the factors and trends affecting the Company’s operations. In order to analyze the Company’s overall performance and actual profitability relative to its homebuilding operations, the Company also compares its gross margins on home sales during the period, inclusive of SFAS 144 valuation adjustments, with the same measure during prior comparable periods. Due to the limitations discussed above, gross margins on home sales excluding SFAS 144 valuation adjustments should not be viewed in isolation as it is not a substitute for GAAP measures of gross margins.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, cash flows, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2008. We do not undertake any obligation to update forward-looking statements, except as required by Federal securities laws.

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A conference call to discuss the Company’s second quarter earnings will be held at 11:00 a.m. Eastern time on Thursday, June 25, 2009. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 402-220-6422 and entering 5932669 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Operational Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2009	2008	2009	2008
Revenues:
Homebuilding	$805,229	1,046,544	1,334,263	2,040,320
Financial services	86,624	81,372	150,653	150,509

Total revenues	$891,853	1,127,916	1,484,916	2,190,829

Homebuilding operating loss	$(109,938)	(140,584)	(236,480)	(250,364)
Financial services operating earnings (loss)	16,539	(3,014)	17,031	(12,706)
Corporate general and administrative expenses	(30,239)	(29,584)	(58,270)	(64,406)

Loss before (provision) benefit for income taxes	(123,638)	(173,182)	(277,719)	(327,476)
(Provision) benefit for income taxes	(1,547)	52,266	(3,395)	118,344

Net loss	$(125,185)	(120,916)	(281,114)	(209,132)

Basic and diluted average shares outstanding	164,582	158,347	161,601	158,275

Basic and diluted loss per share	$(0.76)	(0.76)	(1.74)	(1.32)

Supplemental information:
Interest incurred (1)	$39,037	36,573	77,541	74,668

EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs (2):
Loss before (provision) benefit for income taxes	$(123,638)	(173,182)	(277,719)	(327,476)
Interest expense	41,855	37,911	58,839	70,354
Valuation adjustments and write-offs of option deposits and pre-acquisition costs	99,068	137,220	187,521	244,331

EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs	$17,285	1,949	(31,359)	(12,791)

(1)	Amount represents interest incurred related to homebuilding debt.
(2)	EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs is a non-GAAP financial measure derived by adding back interest expense, valuation adjustments and write-offs of option deposits and pre-acquisition costs reflected in loss before (provision) benefit for income taxes. This financial measure has been presented because the Company finds it useful and important in evaluating its performance and believes that it helps readers of the Company’s financial statements compare its operations with those of its competitors.

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LENNAR CORPORATION AND SUBSIDIARIES

Homebuilding Information

(In thousands)

(unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2009	2008	2009	2008
Revenues:
Sales of homes	$788,600	1,018,854	1,311,358	1,971,920
Sales of land	16,629	27,690	22,905	68,400

Total revenues	805,229	1,046,544	1,334,263	2,040,320

Costs and expenses:
Cost of homes sold	712,508	930,488	1,201,084	1,746,859
Cost of land sold	14,241	33,093	31,047	100,253
Selling, general and administrative	112,526	156,972	213,703	331,990

Total costs and expenses	839,275	1,120,553	1,445,834	2,179,102

Equity in loss from unconsolidated entities	(59,890)	(18,919)	(62,807)	(41,899)
Other income (expense), net	(22,522)	(47,874)	(70,356)	(69,667)
Minority interest income (expense), net	6,520	218	8,254	(16)

Operating loss	$(109,938)	(140,584)	(236,480)	(250,364)

Reconciliation of gross margins on home sales excluding SFAS 144 valuation adjustments to gross margins on home sales:
Sales of homes	$788,600	1,018,854	1,311,358	1,971,920
Cost of homes sold	712,508	930,488	1,201,084	1,746,859

Gross margins on home sales	76,092	88,366	110,274	225,061
SFAS 144 valuation adjustments to finished homes, CIP and land on which the Company intends to build homes	34,558	73,620	75,338	99,849

Gross margins on home sales excluding SFAS 144 valuation adjustments	$110,650	161,986	185,612	324,910

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LENNAR CORPORATION AND SUBSIDIARIES

Valuation Adjustments and Write-offs

(In thousands)

(unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2009	2008	2009	2008
SFAS 144 valuation adjustments to finished homes, CIP and land on which the Company intends to build homes:
East	$8,793	34,176	22,271	42,282
Central	2,173	17,382	10,254	19,049
West	15,626	20,140	34,024	30,060
Houston	97	—	243	112
Other	7,869	1,922	8,546	8,346

Total	34,558	73,620	75,338	99,849

SFAS 144 valuation adjustments to land the Company intends to sell or has sold to third parties:
East	1,978	1,135	2,117	2,507
Central	1,100	336	1,178	9,569
West	2,528	623	2,528	4,815
Houston	—	45	—	109
Other	—	7	—	601

Total	5,606	2,146	5,823	17,601

Write-offs of option deposits and pre-acquisition costs:
East	—	3,124	5,780	10,178
Central	—	51	82	4,130
West	1,188	843	1,703	4,207
Houston	—	480	721	745
Other	653	2,088	3,786	4,178

Total	1,841	6,586	12,072	23,438

Company’s share of SFAS 144 valuation adjustments related to assets of unconsolidated entities:
East	251	3,084	251	7,241
Central	854	—	854	158
West	48,945	4,926	48,945	18,951
Houston	—	—	—	—
Other	—	—	—	597

Total	50,050	8,010	50,050	26,947

APB 18 valuation adjustments to investments in unconsolidated entities:
East	—	9,158	2,566	10,095
Central	4,537	193	12,155	421
West	2,476	37,507	28,026	65,946
Houston	—	—	—	—
Other	—	—	1,491	34

Total	7,013	46,858	44,238	76,496

Total valuation adjustments and write-offs of option deposits and pre-acquisitions costs	$99,068	137,220	187,521	244,331

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries and New Orders

(Dollars in thousands)

(unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2009	2008	2009	2008
Deliveries - Homes:
East	975	1,078	1,769	2,243
Central	466	672	781	1,276
West	798	1,065	1,207	1,989
Houston	580	612	985	1,187
Other	330	403	549	731

Total	3,149	3,830	5,291	7,426

Of the total home deliveries listed above, 11 and 17 represent deliveries from unconsolidated entities for the three and six months ended May 31, 2009, compared with 101 and 260 deliveries from unconsolidated entities in the same periods last year.

Deliveries - Dollar Value:
East	$214,937	275,323	393,309	589,080
Central	91,624	144,916	153,526	277,725
West	284,101	404,530	432,217	771,053
Houston	116,534	124,044	195,154	233,701
Other	89,550	130,424	152,923	238,223

Total	$796,746	1,079,237	1,327,129	2,109,782

Of the total dollar value of home deliveries listed above, $8,146 and $15,771 represent dollar value of deliveries from unconsolidated entities for the three and six months ended May 31, 2009, compared with $60,383 and $137,862 dollar value of deliveries from unconsolidated entities in the same periods last year.

New Orders - Homes:
East	1,107	1,304	1,823	2,246
Central	563	688	929	1,257
West	890	1,145	1,381	1,892
Houston	649	788	1,044	1,280
Other	355	471	577	766

Total	3,564	4,396	5,754	7,441

Of the total new orders listed above, 23 and 31 represent new orders from unconsolidated entities for the three and six months ended May 31, 2009, compared to 100 and 162 new orders from unconsolidated entities in the same periods last year.

New Orders - Dollar Value:
East	$242,867	315,344	398,148	546,346
Central	113,091	150,031	185,937	272,040
West	314,402	432,707	476,078	725,789
Houston	132,313	165,829	206,382	265,106
Other	89,745	126,922	149,209	210,309

Total	$892,418	1,190,833	1,415,754	2,019,590

Of the total dollar value of new orders listed above, $15,266 and $20,164 represent dollar value of new orders from unconsolidated entities for the three and six months ended May 31, 2009, compared to $50,810 and $90,109 dollar value of new orders from unconsolidated entities in the same periods last year.

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Backlog

(Dollars in thousands)

(unaudited)

	May 31,
	2009	2008
Backlog - Homes:
East	843	1,794
Central	271	266
West	421	785
Houston	328	682
Other	199	431

Total	2,062	3,958

Of the total homes in backlog listed above, 21 represents homes in backlog from unconsolidated entities at May 31, 2009, compared to 197 homes in backlog from unconsolidated entities at May 31, 2008.

Backlog - Dollar Value:
East	$208,733	524,533
Central	56,726	58,148
West	152,619	331,428
Houston	68,915	159,745
Other	58,742	180,271

Total	$545,735	1,254,125

Of the total dollar value of homes in backlog listed above, $16,458 represents the backlog dollar value from unconsolidated entities at May 31, 2009, compared to $102,465 of backlog dollar value from unconsolidated entities at May 31, 2008.

Lennar’s reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in:

East:	Florida, Maryland, New Jersey and Virginia

Central:	Arizona, Colorado and Texas (1)

West:	California and Nevada

Houston:	Houston, Texas

Other:	Illinois, Minnesota, New York, North Carolina and South Carolina

(1)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

Supplemental Data

(Dollars in thousands)

(unaudited)

	May 31,	November 30,	May 31,
	2009	2008	2008
Homebuilding debt	$2,664,853	2,544,935	2,310,494
Stockholders’ equity	2,482,006	2,623,007	3,539,590

Total capital	$5,146,859	5,167,942	5,850,084

Homebuilding debt to total capital	51.8%	49.2%	39.5%

Homebuilding debt	$2,664,853	2,544,935	2,310,494
Less: Homebuilding cash and cash equivalents	1,447,011	1,091,468	882,433

Net homebuilding debt	$1,217,842	1,453,467	1,428,061

Net homebuilding debt to total capital (1)	32.9%	35.7%	28.7%

(1)	Net homebuilding debt to total capital consists of net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders’ equity).